Exhibit 5.1

June 15, 2018

Evergy, Inc.

1200 Main Street

Kansas City, Missouri 64105

Re:	Evergy, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

I have served as Senior Vice President – General Counsel and Corporate Secretary to Evergy, Inc., a Missouri corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 2,970,000 shares (the “Shares”) of the Company’s common stock, no par value, which consists of 245,000 Shares issuable pursuant to the Great Plains Energy Incorporated 401(k) Savings Plan, 1,675,000 Shares issuable pursuant to the Evergy, Inc. Long-Term Incentive Plan (formerly named the Great Plains Energy Incorporated Long-Term Incentive Plan, as amended), 850,000 Shares issuable pursuant to the Westar Energy, Inc. Long Term Incentive and Share Award Plan and 200,000 Shares issuable pursuant to the Westar Energy, Inc. Employees’ 401(k) Savings Plan (collectively, the “Plans”).

In rendering the opinions expressed below, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. I am familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of the Company and the resolutions of the Board of Directors of the Company relating to the Registration Statement. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons other than the directors and officers of the Company and the conformity with the original documents of any copies thereof submitted to me for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that the Shares, when issued in accordance with the provisions of the Plans, will be validly issued, fully paid and non-assessable.

I am licensed to practice law in the State of Missouri and the foregoing opinions are limited to the laws of the State of Missouri.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion may not be relied upon by you for any other purpose.

Very truly yours,

/s/ Heather A. Humphrey
Heather A. Humphrey
Senior Vice President – General Counsel and
Corporate Secretary